PROSPECTUS SUPPLEMENT
PRUCO LIFE INSURANCE COMPANY

Supplement dated April 26, 2024,
to
Index Strategies Prospectuses dated May 1, 2023,
for
Prudential FlexGuard® Life IVUL Contracts

This supplement updates and amends certain information contained in the current prospectus of the Index Strategies available with your variable universal life insurance Contract, as well as any subsequent supplements thereto. You should read this supplement carefully and retain it for future reference.

The interim value example beginning on page 14 is hereby modified and expanded to include the value of the Segments at maturity (12 months from start date) for comparative purposes. The tables and preceding paragraph are replaced with the following.
__________________________________
The following hypothetical example assumes no deductions from the Segments and also uses one day market data for calculating the fair value and the option value during the start of the Segment and at 9 months into the Segment. Years (12 months) are assumed to have 365 days.

Net Premium Payment: $150,000
Allocated to:
34% 1-Year Capped with Floor	$51,000	Index Growth Cap	Participation Rate
		7%	100%
33% 1-Year Capped with Buffer	$49,500	Index Growth Cap	Participation Rate
		20%	100%
33% 1-Year Step Rate Plus with Buffer	$49,500	Step Rate	Participation Rate
		6%	90%

On the Index Strategy Segment Start Date

Index Strategy	Capped With Floor	Capped With Buffer	Step Rate Plus With Buffer
Index Strategy Segment Duration (in months)	12	12	12
Months elapsed since Index Strategy Start Date	0	0	0
Index Strategy Segment Base	$51,000	$49,500	$49,500
Buffer	N/A	10%	10%
Starting Index Value	1,000	1,000	1,000
Total Contract Fund	$51,000	$49,500	$49,500

Index Return Is Negative — Value At 9 Months

Index Strategy	Capped With Floor	Capped With Buffer	Step Rate Plus With Buffer
Months Elapsed since Index Strategy Segment Start Date	9	9	9
Months Remaining in Index Strategy Segment Duration	3	3	3
Index Value on Calculation Date	800	800	800
Index Return on Calculation Date	-20%	-20%	-20%
1. Fair Value of Index Strategy Segment Base	N/A	$49,305.73	$49,231.42
2. Options Value	N/A	-$5,085.95	-$5,085.43
Interim Value for each Index Strategy Segment (1+2)	N/A	$44,219.78	$44,145.99
Total Contract Fund	$51,000	$44,219.78	$44,145.99

INDSTRASUP001
IS

PROSPECTUS SUPPLEMENT

Index Return Is Negative — Value At Segment Maturity

Index Strategy	Capped With Floor	Capped With Buffer	Step Rate Plus With Buffer
Months Elapsed since Index Strategy Segment Start Date	12	12	12
Months Remaining in Index Strategy Segment Duration	0	0	0
Index Value on Calculation Date	800	800	800
Index Return on Calculation Date	-20%	-20%	-20%
Percentage of Index Interest	0%	-10%	-10%
Index Interest	$0	$-4,950	$-4,950
Total Contract Fund	$51,000	$44,550	$44,550

Index Return Is Positive — Value At 9 Months

Index Strategy	Capped With Floor	Capped With Buffer	Step Rate Plus With Buffer
Months Elapsed since Index Strategy Segment Start Date	9	9	9
Months Remaining in Index Strategy Segment Duration	3	3	3
Index Value on Calculation Date	1,200	1,200	1,200
Index Return on Calculation Date	20%	20%	20%
1. Fair Value of Index Strategy Segment Base	N/A	$49,305.73	$49,231.42
2. Options Value	N/A	$7,919.55	$9,001.78
Interim Value for Each Index Strategy Segment (1+2)	N/A	$57,225.28	$58,233.20
Total Contract Fund	$51,000	$57,225.28	$58,233.20

Index Return Is Positive — Value At Segment Maturity

Index Strategy	Capped With Floor	Capped With Buffer	Step Rate Plus With Buffer
Months Elapsed since Index Strategy Segment Start Date	12	12	12
Months Remaining in Index Strategy Segment Duration	0	0	0
Index Value on Calculation Date	1,200	1,200	1,200
Index Return on Calculation Date	20%	20%	20%
Percentage of Index Interest	7%	20%	18%
Index Interest	$3,570	$9,900	$8,910
Total Contract Fund	$54,570	$59,400	$58,410

PLEASE RETAIN THIS SUPPLEMENT WITH YOUR PROSPECTUS

INDSTRASUP001
IS